Exhibit 10.31
Embark Trucks, Inc.
424 Townsend Street
San Francisco, CA 94107

September 7, 2021
Via electronic mail

Patricia Chiodo
tricia.chiodo@ymail.com

Dear Patricia:

As we discussed, subject to the approval of the Board of Directors (the “Board”) of Embark Trucks, Inc. (the “Company”), we would be pleased to have you serve as a member of our Board, the Chair of our audit committee and a member of any other applicable Board committees. We appreciate your willingness to serve the Company in this position, and we look forward to your valuable contributions.

Initial Equity Grant: As soon as reasonably practicable following the effectiveness of your election as a member of the Board, the Board will grant you a restricted stock unit award (“RSU”) or other equity award covering shares of the common stock of the Company (or a successor thereto) (such award, the “Initial Equity Award”). Your Initial Equity Award has an intended value of $175,000. The number of shares subject to the Initial Equity Award will be set by the Company and the Board in their discretion, taking into account the price expected to be paid by PIPE investors in the announced transaction between the Company and Northern Genesis Acquisition Corp II (“NGAB”). A condition of the Initial Equity Award is that the Company-NGAB Business Combination Transaction (“Transaction”) closes before December 31, 2021. If the Transaction is consummated, your Award will convert to Restricted Stock Units for shares of the publicly listed NGAB entity (which will be renamed) at a ratio that will be finalized at closing.

If the Transaction closes at the terms and timing that are anticipated, your Initial Equity Award will vest at the rate of 1/48th of the total number of shares subject to the Initial Equity Award on monthly intervals beginning on your commencement date as a Board member and subject to your continuous service with the Company through each vesting date. The complete terms of your Initial Equity Award will be set forth in an award document that will accompany the grant.

Annual Equity Refresh Grant: Subject to the approval of the Board (or a duly constituted committee thereof), and conditioned on the closing of the Transaction, you will receive an annual RSU refresh grant, or other equity grant, (each grant, an “Annual Equity Refresh Grant”) valued at $175,000 on or about the Company’s next annual board meeting, with subsequent Annual Equity Refresh Grants to be issued annually thereafter. Each Annual Equity Refresh Grant will be subject to the terms and conditions set forth (i) in the public company Equity Incentive Plan, as amended, that will be adopted following the closing of the Transaction or any applicable successor plan, and (ii) in the applicable award agreement. The exact dates of your Annual Equity Refresh Grant will be set by the Board (or a duly constituted committee) in its discretion. Your Annual Equity Refresh Grant will vest at the rate 1/12th of the total number of shares subject to the Equity Award on monthly intervals beginning on the date of grant, subject to your continuous service with the Company through each vesting date. With respect to both the Initial Equity Award and Annual Equity Refresh Grant and as part of its regular administration of its equity incentive plan going forward, the Company intends to settle RSUs that vest within a particular fiscal quarter at the end of that quarter.

Cash Retainer: For your service as a Board member, the Company will also pay you an annual cash retainer of $75,000, payable in quarterly installments. In addition, we will reimburse you for (1) reasonable fees and out-of-pocket expenses incurred in connection with the review and negotiation of this letter agreement, not to exceed $10,000; and (2) reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies.

Your Services: We plan to have at least one scheduled Board meeting during each fiscal quarter. As a Board member, you are responsible for attending all scheduled meetings. You will have the option to attend board meetings remotely by video conference or telephone, with the exception of in person meetings to be designated by the Company’s management As a Board Member, you are expected to remain available and advise the Company’s management on key business decisions as requested.

Patricia Chiodo
September 7, 2021

You agree to serve as the Chair of the Company’s audit committee when this committee is formed as well as a member of the compensation, nominating and corporate governance committees, if required, if and when such committees are formed, as well as any other applicable committees, and you agree to attend all meetings of such committees.

Confidentiality: In connection with your services to the Company, we expect that technical, business, or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information (“Confidential Information Obligations”). Your Confidential Information Obligations will expire five (5) years after the date that you shall have ceased to serve as a director of the Company.

Other Terms: The Company will also enter into its standard director indemnification agreement with you.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes” will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County, California in connection with any Dispute or any claim related to any Dispute.

I am excited that you will be joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me.

If you have any questions please do not hesitate to call me

Patricia Chiodo
September 7, 2021
Page 3.

Very truly yours,

Embark Trucks, Inc.

/s/ Alex Rodrigues
By: Alex Rodrigues
Title: Chief Executive Officer

I have read and accept this offer

/s/ Patricia Chiodo
Signature of Patricia Chiodo
Dated: 9-7-21